UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

December 8, 2011
(Date of Report)
(Date of earliest event reported)

JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation)

0-11507	13-5593032
----------------------------------------------------	---------------------------------------------
Commission File Number	IRS Employer Identification Number
111 River Street, Hoboken NJ	07030
----------------------------------------------------	---------------------------------------------
Address of principal executive offices	Zip Code
Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  [ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)
  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)
  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR   240.13e-4(c))

This is the first page of a 13 page document.

ITEM 7.01:	REGULATION FD DISCLOSURE

The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003).  In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended.  The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

On December 8, 2011, John Wiley & Sons Inc., a New York corporation (the “Company”), issued a press release announcing the Company’s financial results for the second quarter of fiscal year 2012. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No.	Description

99.1   Press release dated December 8, 2011 titled “John Wiley & Sons Reports Second Quarter Fiscal Year 2012 Results” (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Investor Contact:
Brian Campbell
Director, Investor Relations
201-748-6874
brian.campbell@wiley.com

John Wiley & Sons Reports Second Quarter Fiscal Year 2012 Results

Change
$ millions	FY12	FY11	Excluding FX	Including FX
Revenue: Q2 Six Months	$447 $877	$442 $850	(0.4%) 0%	1% 3%
Adjusted EPS*: Q2 Six Months	0.83 1.51	0.88 1.54	(6%) (6%)	(6%) (2%)
GAAP EPS: Q2 Six Months	0.83 1.65	0.88 1.60	(6%) 0%	(6%) 3%

*Excludes a $0.14 and $0.07 per share deferred tax benefit due to changes in the U.K. statutory tax rates in fiscal year 2012 and 2011, respectively.

December 8, 2011 (Hoboken, NJ) – John Wiley and Sons (NYSE: JWA and JWB), a global provider of content and workflow solutions in areas of scientific, technical, medical and scholarly research; professional and personal development; and education today announced results for the second quarter of fiscal year 2012:

•	Revenue growth of 1% including FX (-0.4% excluding foreign exchange, or “FX”)
•	Revenue growth by segment, including FX: STMS +3%, P/T -1% and Education flat
•	Revenue growth by segment, excluding FX: STMS +1%, P/T -2% and Education -1%
•	Adjusted EPS fell 6% to $0.83 (both including and excluding FX). Top line results and higher technology and facility costs offset improved gross margins and lower interest expense.
•
Shared Services and Administrative Costs excluding FX, were up 12% to $98 million, driven mostly by technology spending to support investments in digital products and infrastructure and facility costs related to consolidation of operations.

•
Outlook:  Lowering FY12 revenue guidance from mid to low single digit growth excluding FX and reaffirming EPS guidance in a range from $3.15 to $3.20 including the effect of FX and excluding the unusual tax benefits with some potential upside coming from foreign exchange.

•	Share Repurchases: Wiley repurchased 600,000 shares this quarter at a cost of $28 million. The Company has 3.4 million authorized shares remaining in its program.
•
Credit Facility: In November, the Company signed a new bank agreement for a $700 million five-year senior revolving credit facility, which will be used to pay down the Company’s prior credit facilities and meet future seasonal operating cash requirements.  Net Debt (long term debt less cash and cash equivalents) over the last twelve months was reduced by $117 million to $428 million.

Year-to-Date Results
•	Revenue growth of 3% including FX (flat excluding FX)
•	Revenue growth by segment, including FX: STMS +6%, P/T -0.3% and Education -1%
•	Revenue growth by segment, excluding FX: STMS +2%, P/T -2% and Education -3%
•
Adjusted EPS fell 2% to $1.51, or 6% excluding FX.  The decline is due to top line results and higher technology and facility costs.  Adjusted EPS excludes a $0.14 and $0.07 per share deferred tax benefit in fiscal year 2012 and 2011, respectively. The tax benefit was derived from two consecutive legislative reductions in the United Kingdom corporate income tax rates. The benefits had no current cash tax impact.

•	GAAP EPS grew 3% to $1.65, but was flat excluding FX. GAAP EPS includes the above deferred tax benefit.

Management Commentary
“The slowdown in education continued to weigh on overall results,” said Stephen Smith, President and CEO.  “A year-to-date decline in for-profit enrollments and the impact of rental ordering patterns, which benefited last year’s numbers , have had a larger than expected impact on the business.  We are encouraged by the continued migration to non-traditional and digital products, which accounted for 28% of overall global education revenue through the first half of the year.”

Mr. Smith continued:  “STMS journals continue to perform well, and while it is very early in the process, our calendar year 2012 journal renewals are proceeding as expected.”

Said Mr. Smith: “P/T continues to perform as expected in this cautionary retail environment. We are pleased to see an end to the Borders liquidation sale that adversely impacted sales at other retailers through much of the first half of the fiscal year.  The transition to eBooks is accelerating and gross margins showed improvement this quarter.  We continue to maintain or improve market share in the areas we serve.”

“Looking ahead, we are focused on containing or reducing costs and improving overall efficiencies to help offset our significant technology investments and infrastructure,” said Mr. Smith.  “We have begun to launch content-enabled services such as the online job network in STMS, and are deploying innovative business models like the recently announced institutional agreement with Indiana University.   We also continue to see gross margin accretion in each of the three businesses.”

Outlook
Mr. Smith concluded: “Based on first half results and challenging market conditions impacting principally our Higher Education business, we are lowering our full year revenue guidance from mid-single digit to low-single-digit growth, excluding FX.  We are reiterating our EPS guidance of $3.15 to $3.20, including FX and excluding the unusual tax benefit with some potential upside coming from foreign exchange.”

Foreign Exchange
Any references to “currency neutral”, “excluding foreign exchange (FX)” and “performance basis” exclude the effect of foreign exchange transactions and translation. The weighted average foreign exchange translation rates reflected in Wiley’s income statement during fiscal year 2011 were approximately 1.56 Sterling and 1.33 Euro.

SCIENTIFIC, TECHNICAL, MEDICAL AND SCHOLARLY (STMS)
•	Second quarter revenue +3%,or +1% excluding FX
•	Second quarter contribution to profit +4%, or +2% excluding FX
•	Journal license subscription renewals proceeding as expected; showing moderate growth over prior year

STMS revenue for the quarter was up 3% to $251 million, or 1% excluding foreign exchange.   Journal subscription and reprint growth offset a decline in book sales and other publishing income.   Direct contribution to profit for the quarter grew 4% to $107 million, or 2% excluding foreign exchange due to top line growth and gross margin improvement.

Society Partnerships
•	6 new society journals were signed in the quarter with combined annual revenue of $3 million; 20 new journals signed in the first six months
•	10 renewals/extensions were signed with $11 million in combined annual revenue; 46 journals renewed in the first six months
•	4 journals lost in the quarter and year-to-date ($560K in combined annual revenue)

New Society Contracts
•	European Journal of Pain for the European Federation of IASP Chapters (EFIC)
•	Pharmacotherapy, for the American College of Clinical Pharmacists
•	Rehabilitation Nursing Journal, for Association of Rehabilitation Nurses (ARN)
•	British Journal of Educational Technology, for the British Educational Research Association (BERA)
•	Oceania and Archaeology in Oceania, for the University of Sydney for 5 years
•	Biology of the Cell for the French Society for Cell Biology and the French Society for Microscopy

Alliances
•	Signed a contract with the German Research Foundation (DFG) for a new open access business model for the foundation’s books and loose-leaf material.
•
Partnered with the Association of Applied Biologists (AAB) for a new open access title, Food and Energy Security, due to launch in 2012. The journal will publish high quality and high impact original research on agricultural crop and forest productivity to improve food and energy security.

•
Wiley has signed open access funding agreements with three European research organizations: the Max Planck Society in Germany, the FWF Austrian Science Fund, and Telethon, one of the largest biomedical non-profit organizations in Italy.

Online Library Usage and Other Digital Initiatives
•	In the twelve months ending October 31, Wiley Online Library total usage, measured by articles accessed has increased by 50% compared with the previous 12 month period.
•
In September, the Company launched the Wiley Job Network – a new online recruitment tool which enables employers to attract talented applicants from high-caliber users in science, technology, healthcare, law and business. Recruiters and employers who advertise jobs on our network of career sites reach a large pool of talented professionals and specialists who are regular users of one of the world’s leading research platforms.

•
Wiley launched the first mobile application for UCL Hospitals Injectable Medicines Administration Guide, accessible via iPhone, iPad, and iPod touch, as well as a version for Blackberry.  The app was launched in conjunction with MedHand International AB, a provider of mobile knowledge for medical professionals.

PROFESSIONAL/TRADE (P/T)
•	Second quarter revenue fell 1%, or 2% excluding FX
•	eBook revenue grew 145% for the quarter to $9 million, or 8% of P/T revenue overall
•	Second quarter gross margin grew from 61.2% to 63.3% due to digital migration and product mix

P/T revenue fell 1% to $112 million, or 2% excluding FX primarily due to softness in the consumer line, primarily cooking and travel.  The decline was a result of Borders’ liquidation sales (completed in mid-September) combined with the soft global economy.  Business and Technology categories performed well due to new titles, strong backlist sales and ebooks.

Direct contribution to profit grew 6% to $31 million, or 5% excluding foreign exchange, reflecting top line results, higher gross margins from digital products and cost control.

Results by Major Category (excluding FX)
•	Business up 3% to $36 million, with solid growth in digital sales
•	Consumer fell 10% to $34 million due in large part to Borders
•	Technology was up 7% to $21 million due to programming titles
•	Professional Education was up 3% to $7 million
•	Architecture fell 4% to $7 million
•	Psychology fell 8% to $3 million

Digital Revenue
•	eBook sales increased $5 million in the quarter to $9 million, accounting for 8% of P/T revenue (vs. 3% in the prior year). Strong growth at Amazon, Barnes and Noble and Apple drove results.

Other Digital Initiatives/Products
•	Advantage, by Patrick Lencioni is an iOS mobile app that allows user to take a quick survey to access the health of their organization.
•	Academic Leadership App for the iPhone. This standalone product augments the book content by providing Department Chairs and other academic leaders with a daily tip and helpful resource information.
•
CPA Test Bank Applications: Financial Reporting, Business Environments, Auditing, Regulation. As a follow-up to the successful CPA flashcard apps, Wiley is offering a series of Q&A apps for the iPhone, which include much of the content from the CPA online course.

•
For Dummies Mobile Apps: General Knowledge, Asian Cooking & Driving Exam. These iPad and iPhone apps incorporate content from Wiley’s cooking, driving instruction and general knowledge (game) titles.  Many were translated into French.

New Books of Note
•	Business and Finance: Democracy and the Inner Life by Parker Palmer, which was released in August.
•	Technology: Mac OS X Lion For Dummies, by Bob LeVitus. Teach Yourself VISUALLY Mac OS X Lion, by Paul McFedries.
•
Consumer:  Investing For Dummies, 6/e by Eric Tyson.  This title is a perennial bestseller in the For Dummies series.  Comfort Food Fix, by Ellie Krieger; The Betty Crocker Cookbook, 11th Edition in print and e-book format; Culinary Institute of America’s The Professional Chef, 9th Edition in both print and digital formats.

•	Architecture: Project Management Metrics by Harold Kerzner; Visual Dictionary of Architecture, 2e by Francis D.K. Ching; Typographic Design 5e by Rob Carter

GLOBAL EDUCATION
•	Second quarter revenue flat, or down 1% excluding FX
•	Second quarter contribution flat, or down 1% excluding FX
•	Non-traditional & digital revenue was up 10% to $27 million, and now accounts for 32% of Education revenue vs. 29% in the prior year.
•	Digital revenue was 17% of Global Education revenue in the quarter.

Second quarter Education revenue was essentially flat at $84 million, or down 1% excluding FX.  The results were attributed to lower enrollments in the for-profit segment, prior year rental stock build-up and higher sales returns.  Non-traditional and digital revenue, which includes WileyPLUS, eBooks, digital content sold directly to institutions, binder editions and custom publishing, was up 10% to $27 million and accounted for 32% of total Education revenue. Flat performance in the US and a decline in EMEA offset modest gains in Asia-Pacific.

Direct contribution to profit was flat at $32 million, or fell 1% excluding FX.  Top line results and higher direct operating costs offset higher gross profit.

Global Revenue
•	Americas was flat at $65 million
•	EMEA fell 6% to $7 million
•	Asia-Pacific grew 7% to $12 million

Digital Revenue/Initiatives
•	WileyPLUS revenue was down 6% to $10 million for the quarter
•
In October, Wiley announced an institutional licensing agreement with Indiana University.  This innovative model, which will allow the university to provide etextbooks and WileyPLUS direct to its students via a per-section fee, will reduce costs to students while expanding access and improving learning efficacy.

Copyright Settlement
•
Wiley along with McGraw-Hill Companies, Cengage Learning, Pearson Education, and Elsevier entered into a settlement with the online tutoring site Student of Fortune, Inc. (www.studentoffortune.com) to resolve claims for copyright and trademark infringement. Each publisher discovered unauthorized digital copies of its learning materials, including full textbooks and instructor solutions manuals, which had been uploaded by third parties and sold to users on the Student of Fortune site.

Other Corporate Items:
The United Kingdom, the United States and Canada have imposed new sanctions following a November 8, 2011 United Nations report targeting Iran, including restrictions on financial transactions; business relationships; and prohibitions on direct and indirect trading with listed “designated persons”. The European Union has also signaled further extension of its existing sanctions regime.  The Company is currently assessing its business relationship and transactions with Iran to ensure compliance with the regulations. As of October 31, 2011 the Company had outstanding trade receivables of approximately $5 million related to prior journal and book sales before the imposition of new sanctions.  It is unclear at present whether these latest sanctions will have an effect on the recovery of this outstanding receivable.

Note:
The Company provides cash flow and income measures referred to as adjusted EPS and free cash flow, which exclude certain items.  Management believes the exclusion of such items provides additional information to facilitate the analysis of results.  These non-GAAP measures are not intended to replace the financial results reported in accordance with GAAP.

Conference Call
•	Scheduled for today, December 8 at 10:00 a.m. (EST). Wiley will discuss financial results for the second quarter of fiscal year 2012.
•	US callers, please dial (866) 551-3680 and enter the participant code 76914994#
•	International callers, please dial: (212) 401-6760 and enter the participant code 76914994#
•	Access the webcast at www.wiley.com> Investor Relations> Events and Presentations, or http://www.wiley.com/WileyCDA/Section/id-370238.html
•
A replay of the conference call will be available through December 15, 2011 and may be accessed by calling (866) 551-4520 and entering pin code 278191#     Additionally, an archive of the webcast will be available for a period of up to 14 days.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley
Wiley publishes scientific, technical, medical, and scholarly journals, encyclopedias, books, and online products and services; professional/trade books, subscription products, training materials, and online applications and Web sites; and educational materials for undergraduate and graduate students and lifelong learners. Wiley's global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The Company's Web site can be accessed at http://www.wiley.com.

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
OCTOBER 31, 2011 and 2010
(in thousands, except per share amounts)

US GAAP

	Second Quarter Ended October 31,			Six Months Ended October 31,
	2011	2010	% Change	2011	2010	% Change

Revenue	$446,985	441,844	1%	$877,054	849,782	3%

Costs and Expenses
Cost of Sales	132,667	139,539	-5%	262,341	264,808	-1%
Operating and Administrative Expenses	233,315	215,863	8%	464,484	426,891	9%
Amortization of Intangibles	9,016	8,712	3%	18,090	17,294	5%

Total Costs and Expenses	374,998	364,114	3%	744,915	708,993	5%

Operating Income	71,987	77,730	-7%	132,139	140,789	-6%
Operating Margin	16.1%	17.6%		15.1%	16.6%

Interest Expense	(1,765)	(4,823)	-63%	(3,502)	(10,531)	-67%
Foreign Exchange Losses	(746)	(76)	-	(965)	(759)	-
Interest Income and Other	1,289	463		1,873	883

Income Before Taxes	70,765	73,294	-3%	129,545	130,382	-1%

Provision for Income Taxes	19,989	19,636		27,973	32,679

Net Income	$50,776	53,658	-5%	$101,572	97,703	4%

Earnings Per Share- Diluted	$0.83	0.88	-6%	$1.65	1.60	3%

Average Shares - Diluted	61,432	61,005		61,572	60,934

ADJUSTED

	Second Quarter Ended October 31,			Six Months Ended October 31,
	2011	2010	% Change	2011	2010	% Change

Revenue	$446,985	441,844	1%	$877,054	849,782	3%

Costs and Expenses
Cost of Sales	132,667	139,539	-5%	262,341	264,808	-1%
Operating and Administrative Expenses	233,315	215,863	8%	464,484	426,891	9%
Amortization of Intangibles	9,016	8,712	3%	18,090	17,294	5%

Total Costs and Expenses	374,998	364,114	3%	744,915	708,993	5%

Operating Income	71,987	77,730	-7%	132,139	140,789	-6%
Operating Margin	16.1%	17.6%		15.1%	16.6%

Interest Expense	(1,765)	(4,823)	-63%	(3,502)	(10,531)	-67%
Foreign Exchange Losses	(746)	(76)	-	(965)	(759)	-
Interest Income and Other	1,289	463		1,873	883

Income Before Taxes	70,765	73,294	-3%	129,545	130,382	-1%

Adjusted Provision for Income Taxes (A)	19,989	19,636		36,742	36,834

Adjusted Net Income (A)	$50,776	53,658	-5%	$92,803	93,548	-1%

Adjusted Earnings Per Share- Diluted (A)	$0.83	0.88	-6%	$1.51	1.54	-2%

Average Shares - Diluted	61,432	61,005		61,572	60,934

(A)
The adjusted provision for income taxes in the first six months of fiscal years 2012 and 2011 exclude tax benefits of $8.8 million and $4.2 million, respectively, principally derived from a legislative reduction in the United Kingdom corporate income tax rates.  The benefits reflect the remeasurement of the Company's expected deferred tax liability position in the UK as of April 1, 2012 and 2011, respectively, and had no current cash tax impact.

Note: The Company has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached Adjusted Summary of Operations, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP.  Rather, the Company believes the exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

JOHN WILEY & SONS, INC.
UNAUDITED SEGMENT RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
OCTOBER 31, 2011 AND 2010
(in thousands)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2011	2010	% Change	2011	2010	% Change
Revenue

Scientific, Technical, Medical and Scholarly	$251,070	244,882	3%	$503,785	474,281	6%
Professional/Trade	111,689	112,825	-1%	212,034	212,723	0%
Global Education	84,226	84,137	0%	161,235	162,778	-1%
Total	$446,985	441,844	1%	$877,054	849,782	3%

Direct Contribution to Profit

Scientific, Technical, Medical and Scholarly	$107,182	103,151	4%	$213,339	196,894	8%
Professional/Trade	31,017	29,152	6%	53,785	50,837	6%
Global Education	31,764	31,714	0%	58,701	64,015	-8%
Total	$169,963	164,017	4%	$325,825	311,746	5%

Shared Services and Administrative Costs
Distribution	$(27,845)	(27,201)	2%	$(55,401)	(54,221)	2%
Technology Services	(35,422)	(28,025)	26%	(69,036)	(55,575)	24%
Finance	(11,023)	(10,364)	6%	(21,934)	(20,382)	8%
Other Administration	(23,686)	(20,697)	14%	(47,315)	(40,779)	16%
Total	$(97,976)	(86,287)	14%	$(193,686)	(170,957)	13%

Operating Income	$71,987	77,730	-7%	$132,139	140,789	-6%

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FINANCIAL POSITION
(in thousands)

	October 31,		April 30,
	2011	2010	2011

Current Assets
Cash & cash equivalents	$82,294	112,311	201,853
Accounts receivable	202,434	201,571	168,310
Inventories	104,858	110,600	106,423
Prepaid and other	33,147	28,858	50,904
Total Current Assets	422,733	453,340	527,490
Product Development Assets	98,491	102,734	109,554
Technology, Property and Equipment	168,807	153,060	165,541
Intangible Assets	898,515	919,904	932,730
Goodwill	629,922	628,251	642,898
Other Assets	49,234	46,959	51,928
Total Assets	2,267,702	2,304,248	2,430,141

Current Liabilities
Accounts and royalties payable	170,642	180,104	155,262
Deferred revenue	102,620	111,847	321,409
Accrued employment costs	48,104	50,291	87,770
Accrued income taxes	17,490	18,328	5,924
Accrued pension liability	4,390	2,291	4,447
Other accrued liabilities	50,210	50,301	57,853
Current portion of long-term debt	-	101,250	123,700
Total Current Liabilities	393,456	514,412	756,365
Long-Term Debt	510,000	555,750	330,500
Accrued Pension Liability	89,820	123,747	91,594
Deferred Income Tax Liabilities	182,689	172,467	192,909
Other Long-Term Liabilities	82,312	75,515	80,884
Shareholders' Equity	1,009,425	862,357	977,889
Total Liabilities & Shareholders' Equity	$2,267,702	2,304,248	2,430,141

Prior year reclassification:  The Company has historically reported sales return reserves, net of an inventory and royalty recovery, as a component of Accounts receivable.  In the fourth quarter of fiscal year 2011, the Company changed the presentation of the net sales return reserve to reflect each respective balance sheet account.  As such, the Company reclassified approximately $11.1 million to increase Inventory and $9.4 million to reduce Accounts and royalties payable from the October 31, 2010 Accounts receivable balance.

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FREE CASH FLOW
(in thousands)

	Six Months Ended
	October 31,
	2011	2010
Operating Activities:
Net income	$101,572	97,703
Amortization of intangibles	18,090	17,294
Amortization of composition costs	23,764	24,284
Depreciation of technology, property and equipment	24,651	22,356
Special non-cash deferred tax benefits	(8,769)	(4,155)
Stock-based compensation	7,732	8,314
Excess tax benefits from stock-based compensation	(1,637)	(1,827)
Pension expense, net of contributions	3,144	6,365
Royalty advances	(49,206)	(44,585)
Earned royalty advances	54,285	46,543
Other Non-cash charges	18,387	15,279
Change in deferred revenue	(214,511)	(167,102)
Net change in operating assets and liabilities, excluding acquisitions	(12,006)	(729)
Cash (Used for) Provided by Operating Activities	(34,504)	19,740

Investments in organic growth:
Composition spending	(23,236)	(24,064)
Additions to technology, property and equipment	(30,267)	(20,805)

Free Cash Flow	(88,007)	(25,129)

Other Investing and Financing Activities:
Acquisitions, net of cash	(5,636)	(4,322)
Repayment of long-term debt	(212,973)	(174,700)
Borrowings of long-term debt	268,773	182,700
Change in book overdrafts	(28,370)	(19,595)
Cash dividends	(24,271)	(19,257)
Purchase of treasury shares	(37,480)	(313)
Proceeds from exercise of stock options and other	11,776	15,137
Excess tax benefits from stock-based compensation	1,637	1,827
Cash Used for Investing and Financing Activities	(26,544)	(18,523)

Effects of Exchange Rate Changes on Cash	(5,008)	2,450

Decrease in Cash and Cash Equivalents for Period	$(119,559)	(41,202)

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Composition spending	$(23,236)	(24,064)
Additions to technology, property and equipment	(30,267)	(20,805)
Acquisitions, net of cash	(5,636)	(4,322)
Cash Used for Investing Activities	$(59,139)	(49,191)

Financing Activities:
Cash Used for Investing and Financing Activities	$(26,544)	(18,523)
Less:
Acquisitions, net of cash	(5,636)	(4,322)
Cash Used for Financing Activities	$(20,908)	(14,201)

Note: The Company’s management evaluates performance using free cash flow.  The Company believes free cash flow provides a meaningful and comparable measure of performance.  Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for or provided by operating activities, investing activities and financing activities, as an indicator of performance.

Prior year reclassification: The Company has historically presented author advance payments as a component of Investments in organic growth.  In the fourth quarter of fiscal year 2011, the Company changed the presentation of author advance payments from an Investing Activity to an Operating Activity.  To be consistent with the current year presentation, the Company reclassified approximately $44.6 million of author advance payments for the first six months of fiscal year 2011 from investing activities to operating activities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By	/s/ Stephen M. Smith
Stephen M. Smith
President and Chief Executive Officer

By	/s/ Ellis E. Cousens
Ellis E. Cousens
Executive Vice President and
Chief Financial & Operations Officer

Dated: December 8, 2011